UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2014

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On February 3, 2014, Genuine Parts Company (NYSE: GPC) announced three acquisitions for its Industrial, Electrical/Electronic and Office Groups.

Effective January 31, 2014, Motion Industries (Canada), Inc. ("Motion Canada"), an indirect wholly-owned subsidiary of the Company’s Industrial Group, Motion Industries ("Motion"), completed the acquisition of all of the issued and outstanding common shares of Commercial Solutions Inc. ("CSI"), as previously announced on December 2, 2013. CSI (TSX: CSA), headquartered in Edmonton, Alberta, is one of Canada’s leading independent national distributors of industrial supplies, including bearings and power transmission products, complete solutions for drilling rigs and industrial and safety supplies. Its customers represent a broad cross-section of industries and are served from 22 locations across Canada and one in the U.S. The Company expects the acquired business to generate approximately $100 million in annual revenues.

Effective February 1, 2014, EIS, the Company’s Electrical/Electronic Material Group, closed on the acquisition of the assets of Electro-Wire, Inc. ("Electro-Wire"). Headquartered in Schaumburg, Illinois, Electro-Wire is a leading North American distributor and contract manufacturer of specialty wire and cable products with four locations in the United States and primarily serving the telecom and transit markets. The Company expects the acquired business to generate annual revenues of approximately $100 million.

Finally, S. P. Richards, the Company’s Office Products Group, has acquired the assets of Garland C. Norris Company, Inc. ("GCN"), also effective February 1, 2014. Headquartered in Apex, North Carolina, GCN is a regional wholesale distributor of Food Service Disposables and Janitorial and Cleaning supplies. The Company expects the acquired business to generate approximately $35 million in annual revenues.

A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated February 3, 2014

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

February 3, 2014	By:	Carol B. Yancey

Name: Carol B. Yancey
Title: Executive Vice President and CFO

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated February 3, 2014